ORTEC INTERNATIONAL, INC.

For Immediate Release

Ortec Expands Focus To Stem Cell and Regenerative Medicine with Announcement of Letter of Intent To Acquire Hapto Biotech’s Fibrin and Peptide Stem Cell and Cell Attachment Technologies

Rodman & Renshaw Retained as Advisor for Transaction

New York, NY (PR Newswire) – December 15, 2005, New York, NY – Ortec International, Inc. (ORTN), a company dedicated to the development and commercialization of tissue engineered therapeutic products, announced that it has executed a non-binding letter of intent (LOI) to acquire Hapto Biotech (HAPTO), a privately-held company focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMB’s) and Fibrin based peptides, (Haptides™), which have demonstrated the ability to optimize the recovery, potential delivery and therapeutic value of adult stem cells.

FMB’s have demonstrated the ability to efficiently recover adult stem cells from mixed cell populations, as well as, allow for their growth, proliferation and potential reimplantation into the patient.

Haptides™ have demonstrated the ability to enhance cell attraction and attachment, as well as, effect cellular internalization of macromolecules and nanoparticles, allowing for the potential development of products for the stem cell, tissue regeneration and tissue augmentation, gene therapy and drug delivery markets.

Ortec also announced it has retained the investment bank, Rodman & Renshaw, LLC, as its advisor in this acquisition. It is currently expected that this transaction will close within the next 45 days.

Ron Lipstein, Vice Chairman and CEO, of Ortec, commented, “Our expertise, knowledge, and accomplishments in the areas of cell biology, biomaterials and tissue regeneration provide a solid platform from which we can effectively expand our focus to the development of stem cell and regenerative medicine products. In anticipation of our receiving FDA approval during 2006 to begin marketing our lead product OrCel® for the treatment of venous leg ulcers, we felt timing was appropriate to turn our attention to identifying growth opportunities for Ortec. Adding Hapto’s cutting edge technologies to Ortec’s product and technology portfolio puts us squarely in the very exciting and growing field of stem cells and regenerative medicine. We believe Hapto’s technologies and focus are synergistic and consistent with Ortec’s mission and look forward to further enhancing and realizing the near term value these very exciting and potentially lucrative novel technologies can bring to Ortec’s shareholders.”

In October 2004, Ortec and Hapto initiated their relationship by forming a joint venture partnership to combine Ortec’s proprietary collagen biomaterial technology and Hapto’s Haptide™ peptide technology to develop non cellular, biologically active enhanced biomaterials to promote the attraction and attachment of cells for application to the wound healing, reconstructive, cosmetic, tissue regeneration and dental markets. Preclinical studies with new hybrid biomaterials are yielding promising results.

Under the proposed terms of the contemplated transaction, Hapto shareholders would receive 30,860,000 of Ortec’s common shares and an additional 3 million warrants to purchase Ortec’s common shares at $0.35. These common shares and warrants would be subject to a selling restriction for 18 months. In addition to the execution of a definitive agreement, this transaction is subject to having available a minimum of $6 million of capital, comprehensive due diligence, and approval by the Board of Directors of Ortec and the approval of the Board of Directors and shareholders of Hapto.

Any securities offered in connection with any such transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Ortec International, Inc.

Ortec International, Inc., (ORTN), is a tissue-engineering company involved in the commercialization of a proprietary and patented technology to stimulate the repair and regeneration of human tissue. Ortec’s current focus is the application of its OrCel® (Bilayered Cellular Matrix) to heal chronic and acute wounds. OrCel® is composed of a collagen sponge seeded with allogeneic epidermal and dermal cells. These cells secrete growth factors and cytokines normally found in acute human wounds and are believed to have a beneficial role in promoting tissue repair. In addition to having received FDA approvals for the treatment of Epidermolysis Bullosa and donor sites in burn patients, a pivotal clinical trial has been completed for venous ulcers, and a PMA has been filed. Ortec is currently implementing a confirmatory trial as a clinical supplement to its PMA filing. In addition, the FDA has granted Ortec approval to initiate a pivotal trial in diabetic foot ulcers. Ortec believes that its platform technology may extend to the regeneration of other human tissue such as tendons, ligaments, cartilage, bone, muscle and blood vessels. For more information, visit Ortec’s website at http://www.ortecinternational.com.

About HAPTO Biotech

HAPTO Biotech is positioning itself to become a leading technology provider in the field of tissue engineering through the development of fibrin derived platform technologies. HAPTO Biotech Inc, a Delaware Incorporated company and its wholly owned subsidiary, HAPTO Biotech (Israel) LTD, was established in 2000 by Hadasit Medical Research Services and Development Ltd., the commercial subsidiary of the Hadassah Medical Organization, which is located in Jerusalem, Israel. HAPTO’s platform technology, Haptides™, utilizes proprietary synthetic peptides that mimic the mechanism of cell attachment to fibrin. These haptotactic peptides are used to enhance cell attraction and binding providing additional solutions in fields such as wound healing and skin regeneration, orthopedics, cell immunotherapy and potentially, drug delivery.

This news release may contain "forward-looking statements" for the purposes of the United States Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act, without limitation, statements regarding expected FDA approvals, performance, especially expectations with respect to sales, gross margins, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), technology, manufacturing and legal issues, unfavorable results shipments, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. Investors are cautioned to review risk factors in the Company's filings with the United States Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT:

Elite Financial Communications Group, LLC

Dodi Handy, 407-585-1080 or via email at ortn@efcg.net